UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2006

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29661	52-1782500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway Alameda, California		94502
(Address of principal executive offices)		(Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 13, 2006, UTStarcom, Inc., a Delaware corporation (the “Company”) and Michael J. Sophie entered into a Severance Agreement and Release (the “Severance Agreement”) in connection with Mr. Sophie’s notice of resignation (as described in Item 5.02 of the Company’s Current Report on Form 8-K filed on April 13, 2006).

Pursuant to the Severance Agreement, the Company agreed to pay Mr. Sophie the equivalent of six (6) months of regular base salary in a lump sum of $220,000, less applicable withholdings. Mr. Sophie will also receive payments for his accrued but unpaid Paid Time Off and Floating Holiday Benefits (as described in the Severance Agreement). In addition, the Company will pay the approximate equivalent of six (6) months of Mr. Sophie’s COBRA premiums in a lump sum of $6,000, less applicable withholdings.

Under the Severance Agreement, Mr. Sophie’s outstanding stock options will continue to vest according to their respective vesting schedules through May 5, 2006. All stock options not vested as of May 5, 2006 will be canceled and/or terminated. Mr. Sophie will have the right to exercise vested options at any time within 120 days after May 5, 2006, but no later than the option expiration date.

The Severance Agreement also provides for a mutual release of claims by the Company and Mr. Sophie.

Item 1.02 Termination of a Material Definitive Agreement

The Severance Agreement replaces and supersedes all prior agreements concerning Mr. Sophie’s relationship with the Company, including the Change of Control Severance Agreement (the “Change of Control Agreement”) the Company entered into with Mr. Sophie on April 12, 2002 (as filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002). As a result, the Company and Mr. Sophie will no longer be entitled to or bound by the rights and obligations under the Change of Control Agreement, which set forth the terms of Mr. Sophie’s severance benefits in case of an involuntary termination following a change of control (as described in the Change of Control Agreement) of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: April 19, 2006	By:	/s/ Hong L. Lu
	Name:	Hong L. Lu
	Title:	President and Chief Executive Officer,
Chairman of the Board of Directors